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                                                                    EXHIBIT 12.1

                             REDBACK NETWORKS INC.
               Computation of Ratio of Earnings to Fixed Charges

                             Pursuant to Item 503
                                Regulation S-K

                                                                              Year Ended December 31,
                                                     -------------------------------------------------------------------------
                                                         2001             2000             1999         1998          1997
                                                     -----------       -----------     -----------   -----------   -----------
Net loss before extraordinary gain ...............   $(4,128,333)      $(1,007,545)        $(7,919)      $(9,876)      $(4,411)
Interest .........................................        27,091            19,955             319           223            60
Amortization of interest expense related
  to warrants issued .............................           177               264              28            28            25
Amortization of deferred financing costs .........         1,782             1,299              --            --            --
Lease rental expense representative of
  interest (1) ...................................         5,500             1,932             414           147            48
Net loss before fixed charges ....................    (4,093,783)         (984,095)         (7,158)       (9,478)       (4,278)
Less: fixed charges
Interest .........................................       (27,091)          (19,955)           (319)         (223)          (60)
Amortization of interest expense related
  to warrants issued .............................          (177)             (264)            (28)          (28)          (25)
Amortization of deferred financing costs .........        (1,782)           (1,299)             --            --            --
Lease rental expense representative of
  interest (1) ...................................        (5,500)           (1,932)           (414)         (147)          (48)
Total fixed charges ..............................       (34,550)          (23,450)           (761)         (398)         (133)
Net loss .........................................   $(4,128,333)      $(1,007,545)        $(7,919)      $(9,876)      $(4,411)
Ratio of earnings to fixed charges ...............           N/A               N/A             N/A           N/A           N/A
Deficiency in earnings ...........................   $(4,128,333)      $(1,007,545)        $(7,919)      $(9,876)      $(4,411)
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(1)  Calculated as one-third of rentals, which is a reasonable approximation of the interest factor.